Geschäftsführeranstellungsvertrag

zwischen der

DynaEnergetics Europe GmbH

Kaiserstraße 3, 53839 Troisdorf

- nachfolgend als die „**Gesellschaft**" bezeichnet -

vertreten durch die Gesellschafterversammlung

und

Ian Grieves

Auf den zehn Morgen 27

53343 Wachtberg

- nachfolgend auch als „**Geschäftsführer**" bezeichnet -.

Managing Director's Agreement

Between

DynaEnergetics Europe GmbH

Kaiserstraße 3, 53839 Troisdorf

- hereinafter referred to as the "**Company**" -

represented by the its advisory board

and

Ian Grieves

Auf den zehn Morgen 27

53343 Wachtberg

- hereinafter also referred to as "**Managing Director**" -

Präambel

Herr Ian Grieves wurde mit Gesellschafterbeschluss vom 27. Dezember 2019 mit Wirkung ab dem 1. Januar 2020 zum Geschäftsführer der Gesellschaft bestellt.

Die geschäftlichen Beziehungen zwischen der Gesellschaft und Herrn Grieves bestimmen sich mit Wirkung ab dem 1. Januar 2020 an nach näherer Maßgabe des nachstehenden Geschäftsführer-Vertrages.

Die Gesellschaft ist ein Mitglied eines Konzerns, der aus der DMC Global Inc. und ihrer Tochtergesellschaften besteht (zusammen, der „**DMC-Konzern**").

Preamble

By its resolution of December 27, 2019, the shareholders' meeting appointed Mr. Ian Grieves as Managing Director (*Geschäftsführer*) of the Company with effect as of January 1, 2020.

The business relations between the Company and Mr. Grieves shall be governed by the provisions of the following Managing Director's Service Agreement with effect as from January 1, 2020.

The Company is a member of the group of companies consisting of DMC Global Inc. and its subsidiaries (together the "**DMC Group**").

§ 1
Aufgaben und Pflichten

1. Der Geschäftsführer übt seine Aufgaben mit der Sorgfalt eines ordentlichen Kaufmanns, in Übereinstimmung mit geltendem Recht, den Bestimmungen der Satzung der Gesellschaft in ihrer jeweiligen Fassung, diesem Vertrag, einer etwaigen Geschäftsordnung für die Geschäftsführung in ihrer jeweiligen Fassung und den Weisungen der Gesellschafter aus. Seine Aufgaben können durch Gesellschafterbeschluss abgeändert werden.
2. Die Aufgaben des Geschäftsführers bestehen in der Führung der Geschäfte der Gesellschaft und, falls nach §1.4 übertragen, der anderen DMC-Konzern-Gesellschaften.
3. Die Gesellschaft wird durch 2 Geschäftsführer gemeinsam oder einen Geschäftsführer und einen Prokuristen gemeinsam vertreten. Durch Gesellschafterbeschluss kann einzelnen Geschäftsführern die Befugnis zur Alleinvertretung übertragen und Befreiung von den Beschränkungen des § 181 BGB gewährt werden. Soweit nur ein Geschäftsführer bestellt ist, vertritt er die Gesellschaft allein.
4. Die Gesellschaft kann dem Geschäftsführer im Einzelfall auch die Ausübung von Tätigkeiten für verbundene Unternehmen der Gesellschaft im Sinne von § 15 Aktiengesetz sowie andere Beteiligungen der DMC-Konzern-Gesellschaften (einschließlich Joint-

Section 1
Duties and Responsibilities

1. The Managing Director shall perform his tasks with the diligence of a prudent businessman in compliance with applicable law, the provisions of the Articles of Association of the Company in their currently valid version, this Agreement, any by-laws applying to the management in their currently valid version and the instructions of the general shareholders. His tasks may be changed from time to time by a shareholder's resolution.
2. The duties of the Managing Director consist of the management of the business of the Company and, if delegated pursuant to §1.4, of other DMC Group companies.
3. The Company shall be jointly represented by two managing directors or one managing director jointly with a holder of procura (*Prokurist*). By shareholder's resolution one of several Managing Directors can be entitled to represent the Company acting alone and a Managing Director can be exempted from the restrictions contained in Section 181 of the German Civil Code. However, if only one Managing Directors has been appointed, this Managing Director shall represent the Company acting alone.
4. The Managing Director, upon demand by the Company, shall also act in individual cases on behalf of other affiliated companies of the Company according to Sec. 15 of the German Stock Companies Act (*Aktiengesetz*) as well as other shareholdings of the DMC Group

Venture und sonstigen Minderheitsbeteiligungen) übertragen. Herr Grieves soll insbesondere auch zum Geschäftsführer der NobelClad Europe GmbH bestellt werden. Diese Tätigkeiten sind von der Vergütung nach § 3 dieses Vertrages umfasst, soweit sie keine wesentliche Erweiterung des bisherigen Tätigkeitsbereichs darstellen. Die Parteien sind sich darüber einig, dass der Geschäftsführer während der Laufzeit dieses Vertrages im Wesentlichen für die Gesellschaft und im Kerngeschäftsbereich dieser Gesellschaft tätig sein soll.

companies (including any joint ventures and other minority shareholdings). In particular Mr. Grieves will be appointed as the Managing Director of the NobelClad Europe GmbH. Such tasks will be deemed encompassed by the remuneration pursuant to Section 3. For the avoidance of doubt, during the term of this Agreement, the Managing Director shall act primarily on behalf of the Company and in the Company´s core business.

§ 2 Ort der Tätigkeit

Die Parteien gehen davon aus, dass der Ort der Tätigkeit des Geschäftsführers der jeweilige Sitz der Gesellschaft, derzeit Troisdorf, Deutschland, sein wird. Es besteht jedoch Einigkeit darüber, dass die Durchführung von Geschäftsreisen im In- und Ausland zu den vertraglichen Aufgaben des Geschäftsführers gehört. Dauer und Ziel dieser Tätigkeiten/Reisen richten sich nach den Erfordernissen im Einzelfall.

Section 2 Place of Office

Parties agree, that the place of office of the Managing Director will be at the respective Company´s registered office, this is currently Troisdorf, Germany. However, Parties agree that business trips within the country and abroad are part of the Managing Director´s obligations under this Agreement. The duration and destination of such work/business trips are determined by the requirements in the individual case.

§ 3 Vergütung / Aufwendungen

1. Die Jahresvergütung des Geschäftsführers beträgt zum Datum dieses Vertrages EUR 315.000,00 brutto. Die Jahresvergütung ist in zwölf gleichen Teilbeträgen am jeweiligen Monatsletzten unter Abzug der gesetzlichen Abgaben zu

Section 3 Remuneration / Expenses

1. On the date of this agreement, the remuneration of Managing Director amounts to an annual amount of EUR 315,000.00 gross. The remuneration is to be paid in twelve equal installments on the final day of each month excluding

zahlen ist. Soweit das Jahresgehalt gemäß Satz 1 nicht der Sozialversicherungspflicht unterliegt, zahlt die Gesellschaft zusätzlich an den Geschäftsführer bis zur Höhe der jeweils diesbezüglich geltenden Bemessungsgrundlage einen Betrag in doppelter Höhe des auf diesen Teilbetrag fiktiv entfallenden Arbeitgeberanteils an den Beträgen zur Renten-, Kranken- und Pflegeversicherung.

Der Geschäftsführer und die Gesellschaft vereinbaren ausdrücklich, dass die Gesellschaft berechtigt ist, die oben genannte Vergütung des Geschäftsführers einmal jährlich durch eine schriftliche Mitteilung an den Geschäftsführer nach billigem Ermessen (§315 BGB) anzupassen, um die industrie- und konzernweiten Standards wider zu spiegeln. Der Geschäftsführer verpflichtet sich hiermit, auf schriftliche Anforderung der Gesellschaft alle Dokumente nach Treu und Glauben zu verhandeln und zu unterzeichnen, die notwendig sind, um die von der Gesellschaft mitgeteilten Anpassung der Vergütung die Wirksamkeit zu verleihen.

2. Mit der Vergütung gemäß § 3 Absatz 1 sind alle vom Geschäftsführer gemäß diesem Vertrag erbrachten Dienstleistungen, einschließlich der Leistungen über die normale Arbeitszeit hinaus und an Wochenenden oder Feiertagen und alle Dienstleistungen für die mit der Gesellschaft verbundenen Unternehmen in voller Höhe abgegolten.

3. Der Geschäftsführer erhält zusätzlich einen jährlichen Bonus bei Erreichen bestimmter zwischen der Gesellschaft

the deductions as required by law. In the instance that the yearly remuneration pursuant to clause 1 is not subject to social insurance contributions, the Company shall pay to the Managing Director until the applicable assessment basis (*Bemessungsgrundlage*) an amount twice as much as the employer's contribution (*Arbeitgeberanteil*) fictitiously incurring with regard to this partial amount as to the contributions to annuity insurance, health insurance and nursing insurance.

The Director and the Company expressly agree that the Company shall be entitled to adjust the aforementioned remuneration in its reasonable discretion (§315 BGB) by a written notice to the Director, in order to reflect the industry and group standards. The Director undertakes, upon a written request by the Company, to negotiate in good faith and execute any documentation that is required in order to effect the adjustment of the remuneration notified by the Company.

2. All services rendered by the Managing Director under this Agreement, including any services performed outside of normal working hours and on weekends or holidays, and any services rendered to affiliates of the Company shall be deemed to have been compensated in full by the compensation provided in Section 3 paragraph 1.

3. In addition, the Managing Director shall receive an additional success-related bonus per business year according to

und dem Geschäftsführer gesondert zu vereinbarender Zielvorgaben. Der Bonus wird anhand des aktuellen Bonusplans des DMC-Konzerns berechnet.

targets to be separately agreed by and between the Company and the Managing Director. The bonus is calculated under the terms of the bonus plan in place with the DMC Group for any given year.

4. Solange die Gesellschaft Mitglied einer betrieblichen Pensionskasse ist, hat die Gesellschaft zur Altersversorgung des Geschäftsführers Beiträge in diese Pensionskasse einzuzahlen.

4. As long as the Company is a member of a company pension scheme, the Company shall also render payments to such company pension scheme on behalf of the Managing Director.

5. Ferner nimmt die Gesellschaft den Geschäftsführer in die von ihr abgeschlossene Firmen-Unfall-Versicherung auf, die folgende Versicherungsleistungen beinhaltet:

Euro 250.000,00	im Todesfall
Euro 500.000,00	im Invaliditätsfall,

sowie weiterhin in eine "D & O-Versicherung", mit einem Mindestversicherungsschutz in Höhe von EUR 10 Mio. und einem Nachwirkungszeitraum von mindestens 5 Jahren.

5. The Company will also include the Managing Director into the company accident insurance that contains the following insurance benefits:

Euro 250.000,00	in case of death.
Euro 500.000,00	in case of invalidity,

and into a "D & O-insurance having a coverage of at least Euro 10 million and a validity for at least 5 years after termination of this agreement or removal as managing director.

6. Gemäß den schriftlichen Richtlinien der Gesellschaft und den jeweils gültigen Steuervorschriften erstattet die Gesellschaft dem Geschäftsführer alle angemessenen Aufwendungen und Auslagen im Zusammenhang mit seiner Tätigkeit.

6. In accordance with Company's written policies and applicable German tax regulations, Company shall reimburse the Managing Director for all appropriate expenses and outlays associated with his job.

7. Zusätzlich zu den persönlichen Einzahlungen des Geschäftsführer in seine private Rentenversicherung von bis zu 3% des festen Jahresgehalts (§ 3.1), leistet die Gesellschaft einen gleichmäßigen Beitrag zu den jährlichen Kosten für die private Rentenversicherung in Höhe von maximal 3 % des festen Jahresgehalts.

7. In addition to the contribution made personally by the Managing Director for his private pension of up to a maximum of 3% of the fixed yearly salary (§3.1), the Company shall pay a contribution to the annual expenses for such private pension in a matching amount in the maximum amount of 3 % of the fixed yearly salary.

8. Auf der Grundlage eines separaten Vertrages, der zwischen dem Geschäftsführer und DMC abzuschließen ist und an dem die Gesellschaft nicht als Vertragspartei beteiligt ist, erhält der Geschäftsführer veräußerungsbeschränkte Aktien an DMC in Abhängigkeit und nach Maßgabe des „DMC Global Inc. 2016 Omnibus Incentive Plan" und einer etwaigen Zuteilung durch den Vergütungsausschuss.

8. Under a separate contract between Managing Director and DMC, to which the Company is not a party, Managing Director shall be eligible to receive restricted shares of the common stock of DMC under "DMC Global Inc. 2016 Omnibus Incentive Plan" subject to the terms and conditions of such plan and as granted by the Compensation Committee.

§ 4
Sachzuwendungen

Der Geschäftsführer erhält von der Gesellschaft einen Dienstwagen zur Nutzung für geschäftliche und private Zwecke. Die monatlichen Leasingraten dürfen einen Betrag in Höhe von maximal EUR 1.200,00 netto nicht übersteigen. Die auf die private Nutzung des Dienstwagens entfallenden Steuern trägt der Geschäftsführer.

Der Geschäftsführer und die Gesellschaft vereinbaren ausdrücklich, dass die Gesellschaft berechtigt ist, den oben genannten Betrag für einen Dienstwagen nach billigem Ermessen (§315 BGB) gemäß dem in §3.1 beschriebenen Verfahren anzupassen.

Section 4
Benefits

The Company agrees to provide the Managing Director with a company car for business and private purposes. The monthly leasing rates shall not exceed an amount of a maximum of EUR 1.200,00 net. All taxes incurring due to the use of the company car for private purposes shall be borne by the Managing Director on his own.

The Director and the Company expressly agree that the Company shall be entitled to adjust the aforementioned threshold for a company car in its reasonable discretion (§315 BGB) in accordance with the procedure set out in §3.1.

§ 5
Abtretung

1. Forderungen des Geschäftsführers gegenüber der Gesellschaft auf Zahlung von Gehalt, Boni oder sonstiger Entschädigung, Leistung, Zuwendung, etc.

Section 5
Assignment

1. Any claims by the Managing Director against the Company for payment of salary, bonuses or other compensation, contribution, benefit, etc. may not be

können nicht ohne vorherige schriftliche Zustimmung der Gesellschaft verpfändet oder abgetreten werden.

pledged or assigned without the previous written consent of the Company.

2. Gegenüber Ansprüchen der Gesellschaft ist die Geltendmachung von Zurückbehaltungsrechten, Leistungsverweigerungsrechten und Aufrechnung, soweit rechtlich zulässig, ausgeschlossen.

2. The assertion of any right of retention, right to refuse performance or set-off of claims with regard to any Company's claim shall be excluded as far as permitted by applicable law.

§ 6 Urlaub

Section 6 Vacation

1. Der Geschäftsführer hat Anrecht auf 25 Werktage als Jahresurlaub. Werktage sind alle Kalendertage außer Samstage, Sonntage oder gesetzliche Feiertage in Deutschland. Kann der Geschäftsführer seinen Jahresurlaub nicht bis zum 31. März des Folgejahres nehmen, weil Interessen der Gesellschaft entgegenstehen, so verfällt der nicht genommene Urlaub ohne weitere Abgeltung.

1. The Managing Director shall be entitled to an annual vacation of 25 working days. Working days means all calendar days other than Saturdays, Sundays and legal holidays in Germany. If annual vacation was not fully taken by Managing Director prior to March 31 of the subsequent calendar year due to opposing Company interests, such vacation shall lapse without the Managing Director being entitled to compensation in return.

2. Der Geschäftsführer stimmt den Zeitpunkt seines Urlaubs mit etwaigen anderen Geschäftsführern angemessen frühzeitig ab. Dringende betriebliche Gründe gehen vor.

2. The Managing Director shall coordinate the dates of his vacation with other Managing Directors (if any) on an appropriately timely basis. Any grounds for pressing business shall take priority.

§ 7 Verhinderung und Vergütungsfortzahlung im Krankheitsfall

Section 7 Unavailability and Continued Payment of Compensation in the Event of Illness

1. Falls der Geschäftsführer auf Grund von Krankheit oder anderer Verhinderung

1. If the Managing Director cannot perform the duties arising out of this Agreement

seine Verpflichtungen aus diesem Vertrag nicht ausüben kann, wird er dies und die voraussichtliche Dauer dieser Verhinderung der Gesellschaft unverzüglich mitteilen. Der Geschäftsführer wird die Gesellschaft gleichzeitig auf dringend zu erledigende Geschäftsvorgänge hinweisen.

2. Im Falle der Arbeitsunfähigkeit infolge Krankheit ist der Geschäftsführer verpflichtet, vor Ablauf des dritten Kalendertages nach Beginn der Arbeitsunfähigkeit ein ärztliches Attest über seine Arbeitsunfähigkeit sowie über deren voraussichtliche Dauer vorzulegen. Bei einer über den im Attest angegebenen Zeitraum hinaus andauernden Erkrankung ist eine Folgebescheinigung innerhalb von zwei Tagen nach Ablauf des Zeitraums einzureichen.

3. Außer im Fall von Berufs- oder Erwerbsunfähigkeit wird dem Geschäftsführer während der Dauer seiner Arbeitsverhinderung auf Grund von unverschuldeter Krankheit für einen Zeitraum von bis zu maximal 6 Monaten im Einzelfall weiterhin sein Festgehalt gemäß § 3 Absatz 1 dieses Vertrags ausgezahlt. Ein während dieser Dauer dem Geschäftsführer gewährtes Krankengeld wird angerechnet.

4. Der Geschäftsführer tritt der Gesellschaft hiermit alle Forderungen gegen Dritte in Verbindung mit den Gründen, die seine Arbeitsunfähigkeit verursacht haben, in einer Höhe ab, die der Vergütung des Geschäftsführers während der Dauer seiner Arbeitsunfähigkeit entspricht. Der Geschäftsführer ist ver-

due to illness or otherwise being indisposed, he shall promptly inform the Company of the expected duration of his unavailability. The Managing Director shall also inform the Company of any business urgently in need of attention.

2. In the event of an inability to work due to illness, the Managing Director is required to submit a doctor's excuse prior to the expiration of the third calendar day following the commencement and expected duration of the inability to work. In the event of an illness extending beyond the period specified in the excuse, a subsequent excuse must be submitted within two days of the expiration of this period.

3. Other than in the event of being disabled to work (*Berufs-/Erwerbsunfähigkeit)*, the Managing Director shall continue to receive the fixed salary provided under Section 3 paragraph 1 of this Agreement for the duration of his inability to work due to any illness for which he is not at fault for a period of up to a maximum of 6 months in each individual case. Any sickness allowances granted to Managing Director during this time shall be deducted from the remuneration payment.

4. The Managing Director hereby assigns to the Company all claims against third parties caused in connection with the reasons for his inability to work in an amount corresponding to the compensation of the Managing Director for the duration of his inability to work. The Managing Director is required to forward

pflichtet, der Gesellschaft alle Informationen, die zur Durchsetzung dieser Forderungen erforderlich sind, weiterzuleiten.

to the Company all information required to enforce these claims.

5. Stirbt der Geschäftsführer, so wird seinen Hinterbliebenen (der Witwe, oder, wenn nur Kinder vorhanden sind, den Kindern, die minderjährig sind oder in einer Berufsausbildung stehen und von ihm unterhalten worden sind) das feste Jahresgehalt (§ 3 Abs. 1) und der Bonus (§ 3 Abs. 4) zeitanteilig für die Dauer von drei vollen Kalendermonaten nach dem Zeitpunkt des Ablebens weitergezahlt. Für diese Zeit entfallen Leistungen an die Hinterbliebenen aufgrund einer etwa für den Geschäftsführer bestehenden betrieblichen Alterversorgung.

5. In the instance of the Managing Director's death occurring during the term of this Agreement, the fixed remuneration according to Section 3 paragraph 1 and the bonus according to Section 3 paragraph 4 shall be paid for three calendar months following the death of the Managing Director to his wife or to his children, provided they are still minors and received child support from the Managing at this time pro rata temporis. The surviving dependants shall not be entitled to receive any further payments from the Company due to the Managing Director's existing pension scheme during this time.

6. Nach Ablauf des dritten vollen Kalendermonats nach dem Zeitpunkt des Ablebens entfällt der Anspruch auf das feste Jahresgehalt (§ 3 Abs. 1) und auf den Bonus (§ 3 Abs. 4).

6. Upon expiry of the third full calendar month after the Managing Director's death, there is no further entitlement to the fixed remuneration according to Section 3 paragraph 1 and the bonus according to Section 3 paragraph 4.

§ 8
Nebentätigkeit

Section 8
Ancillary activities

1. Der Geschäftsführer setzt seine gesamte Arbeitskraft ausschließlich für die Gesellschaft und den DMC-Konzern ein. Er ist verpflichtet, sich nach besten Kräften zu bemühen, die gesamte Geschäftstätigkeit der Gesellschaft und, falls nach §1.4 übertragen, der anderen DMC-Konzern-Gesellschaften zu unterstützen und zu fördern.

1. The Managing Director shall devote all of business time exclusively to the Company and the DMC Group. He is required to make his best effort to support and promote the entire business of the Company and, if delegated pursuant to §1.4, of other DMC Group companies.

2. Die Übernahme jedweder Nebentätigkeit, sei sie entgeltlich oder unentgeltlich, bedarf der vorherigen schriftlichen Zustimmung der Gesellschaft. Dasselbe gilt auch für die Übernahme von (Ehren-) Ämtern in privaten Vereinen, Organisationen oder Verbänden.

3. Veröffentlichungen und Vorträge des Geschäftsführers bedürfen ebenfalls der vorherigen Zustimmung der Gesellschaft, wenn Interessen oder das Ansehen der Gesellschaft dadurch berührt werden.

4. Die Gesellschaft (vertreten durch ihre Gesellschafter) wird die Zustimmung nur verweigern, wenn Anlass zu der Befürchtung besteht, dass durch die beabsichtigte Betätigung berechtigte Interessen der Gesellschaft oder die Erfüllung der vertraglichen Pflichten des Geschäftsführers beeinträchtigt werden. Die Genehmigung kann jederzeit bei Vorliegen eines sachlichen Grundes widerrufen werden.

2. The assumption of any ancillary activities, be they compensated or uncompensated, requires the previous written consent of the Company. The same shall also apply to the assumption of any honorary posts in private clubs, organizations or federations.

3. Publications and addresses given by the Managing Director also require the previous written consent of the Company if interests or the reputation of the Company are affected thereby.

4. The Company (represented by its shareholders) shall deny its consent only if there is reason to suspect that the proposed activity would interfere with legitimate interests of the Company or the fulfillment of the contractual duties of the Managing Director. This consent is revocable at any time, provided the revocation is not unreasonable.

§ 9
Wettbewerbsverbot

1. Dem Geschäftsführer ist es während seiner Anstellung und für die Dauer von 2 Jahren nach Beendigung dieses Vertrags untersagt, in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu sein, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen verbunden ist. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Verbots ein solches Un-

Section 9
Non-Competition

1. The Managing Director may not work, as an employee, independently on a free-lance basis or in any other way, for third parties that are direct or indirect competitors of the Company, or third parties affiliated with such competitors, during the term and for a period of 2 years after termination of this Agreement. Furthermore, the Managing Director may not set up, buy or directly or indirectly hold shares in any such company for the time of the ban according to

ternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Ausgenommen von diesem Wettbewerbsverbot ist der Erwerb einer Beteiligung von weniger als 5 % am Grundkapital einer börsennotierten Aktiengesellschaft zum Zwecke der Vermögensanlage. Das Wettbewerbsverbot gilt auch zugunsten der mit der Gesellschaft verbundenen Unternehmen. Das nachvertragliche Wettbewerbsverbot gilt schließlich auch im Verhältnis für und gegen einen Rechtsnachfolger der Gesellschaft.

sentence 1. The acquisition of less than 5 % of the share capital in a publicly traded stock corporation acquired for investment purposes are excluded from this prohibition of competition. This non-competition clause also applies for the benefit of companies affiliated with the Company. Further, this non-competition clause applies to the advantage of and against any legal successor of Company

2. Während seiner Anstellung und für einen Zeitraum von 2 Jahren, beginnend mit der Beendigung dieses Anstellungsvertrags ist es dem Geschäftsführer untersagt, einen Kunden der Gesellschaft, der innerhalb von 2 Jahren vor der Beendigung dieses Vertrags ein Kunde der Gesellschaft war oder der als möglicher Kunde der Gesellschaft innerhalb von 12 Monaten seit Beendigung dieses Vertrags erschien, abzuwerben oder von ihm Arbeit anzunehmen, sofern dies den Geschäfts- und Tätigkeitsbereich der Gesellschaft betrifft. Die Kundenschutzklausel gilt auch zugunsten sonstiger DMC-Konzern-Gesellschaften.

2. During the term and for two years after the termination of this Agreement, the Managing Director is prohibited from soliciting or accepting work, if the Companies area of operation is affected, from any customer of the Company, which has been a customer of the Company within the two years prior to termination of this agreement or which was a prospective customer of the Company within 12 months prior to the termination of this agreement. The solicitation ban also applies for the benefit of any other DMC Group companies.

3. Für die Dauer des nachvertraglichen Wettbewerbsverbotes verpflichtet sich die Gesellschaft, dem Geschäftsführer eine Karenzentschädigung zu zahlen, die für jedes Jahr des Verbots die Hälfte der von dem Geschäftsführer zuletzt bezogenen festen Jahresvergütung gemäß § 3 Abs. 1 beträgt. Die Zahlung der Entschädigung wird in 12 gleichen Monatsraten am Ende eines Monats fällig.

3. For the duration of the post-contractual prohibition of competition, the Company undertakes to pay the Managing Director, for each year of non-competition, compensation in the amount of one half of the fixed yearly remuneration according to Section 3 paragraph 1 last paid to Managing Director. Payment of the compensation is due in 12 monthly instalments at the end of the month.

4. Auf die Entschädigung gemäß Abs. 3

4. Any income earned by the Managing

werden die Einkünfte angerechnet, die der Geschäftsführer während der Dauer des nachvertraglichen Wettbewerbsverbots aus selbstständiger, unselbstständiger oder sonstiger Erwerbstätigkeit erzielt oder zu erzielen unterlässt, soweit die Entschädigung unter Hinzurechnung der Einkünfte den Betrag der zuletzt von ihm bezogenen festen Jahresvergütung nach § 3 Abs. 1 übersteigen würde. Zu den Einkünften zählt auch etwaiges vom Geschäftsführer bezogenes Arbeitslosengeld. Der Geschäftsführer ist verpflichtet, der Gesellschaft auf Verlangen über die Höhe seiner Einkünfte Auskunft zu erteilen.

5. Die Gesellschaft (vertreten durch ihre Gesellschafter) kann den Geschäftsführer schriftlich während der Dauer des Anstellungsvertrags von diesem nachvertraglichen Wettbewerbsverbot oder der Kundenschutzklausel befreien. Endet das Anstellungsverhältnis aufgrund des Eintritts des Geschäftsführers in den vorzeitigen oder endgültigen Ruhestand, so tritt das nachvertragliche Wettbewerbsverbot nicht in Kraft.

6. Für jeden Fall des Verstoßes gegen das Wettbewerbsverbot unter Absatz 1 beziehungsweise die Kundenschutzklausel unter Absatz 2 zahlt der Geschäftsführer der Gesellschaft eine Vertragsstrafe von EUR 100.000,00. Besteht die Zuwiderhandlung in einer fortgesetzten Tätigkeit, so ist für jeden angefangenen Monat ei-

Director, or any income he consciously refrains from earning, during the post-contractual prohibition of competition, either as a self-employed person, as an employed person, or through any other form of work, will be deducted from the compensation pursuant to paragraph 3 if the compensation, taken together with the income earned, would exceed the fixed yearly remuneration according to Section 3 paragraph 1 last received. Income also includes any unemployment benefits received by the Managing Director. The Managing Director is obliged to provide the company, upon its request, with information concerning the extent of his income.

5. The Company (represented by the shareholders) may notify the Managing Director in writing at any time during the term of this Agreement until the time when the termination notice is submitted by the Company or, in case of a termination of this Agreement by the Managing Director, within ten calendar days after receipt by the Company of the termination notice, that the non-compete or the non-solicitation obligation is waived. The post-contractual prohibition of competition does not come into effect if the employment relationship ends because the Managing Director retires, either early or definitively.

6. In every case of infringement of the non-competition obligation under paragraph 1 and/or the non-solicitation obligation under paragraph 2 by the Managing Director, the Managing Director shall pay a contractual penalty in the amount of EUR 100,000.00. In case of a long-term infringement such penalty shall be pay-

ne Verstoßhandlung anzunehmen. Weiter gehende Ansprüche der Gesellschaft bleiben hiervon unberührt.

able by the Managing Director for each calendar month during which infringement has occurred. Any claims for further damages shall not be affected hereby.

§ 10
Abwerbung

1. Dem Geschäftsführer ist während des Bestehens und für einen Zeitraum von 2 Jahren nach Beendigung dieses Anstellungsvertrags jede Abwerbung oder jede Beteiligung an der Abwerbung eines Mitarbeiters der Unternehmen des DMC-Konzerns, jede Ermutigung dieser Mitarbeiter, eine Stelle bei den Unternehmen des DMC-Konzerns aufzugeben und jeder Abschluss eines Anstellungsvertrags oder eines ähnlichen Vertrags mit diesen Mitarbeitern außerhalb seiner Tätigkeit für das betreffende Unternehmen des DMC-Konzerns zugunsten von fremden Arbeitgebern untersagt.

2. Für jeden Fall der Zuwiderhandlung verpflichtet sich der Geschäftsführer, an die Gesellschaft eine Vertragsstrafe in Höhe von EUR 100,000 zu zahlen.

Section 10
Solicitation of Employees

1. During the employment and for a period of two years after the termination of this agreement, the Managing Director is prohibited from soliciting or participating in the soliciting of employees of the DMC Group companies, encouraging of such employees to leave the employ with the respective DMC Group companies and any hiring or other contracting with such employees outside of his duties for the respective DMC Group companies for the benefit of third employers.

2. In every case of infringement of this non-solicitation obligation by the Managing Director, the Managing Director shall pay a contractual penalty in the amount of EUR 100,000.

§ 11
Geheimhaltung / Rückgabe von Gesellschaftseigentum

1. Der Geschäftsführer ist während und auch nach Beendigung dieses Anstellungsvertrags mit der Gesellschaft verpflichtet, Stillschweigen über alle vertraulichen Informationen zu wahren, die

Section 11
Confidentiality / Return of Company Property

1. The Managing Director shall, during the period of employment with the Company and at any time thereafter, keep secret any confidential information concerning the business, contractual arrangements,

das Geschäft, die Vertragsbeziehungen, Geschäftsabwicklungen oder besondere Vorgänge der Gesellschaft oder anderer DMC-Konzern-Gesellschaften betreffen und er wird solche Informationen weder für seinen eigenen noch für den Vorteil Dritter verwenden. Diese vertraulichen Informationen betreffen insbesondere, aber nicht ausschließlich, den Schutz geistigen Eigentums der Gesellschaft oder anderer DMC-Konzern-Gesellschaften, den Kundenkreis, Preislisten, Preisfestsetzungsmethoden, Marketing, Pläne, Kontakte, Listen der Lieferanten/Anbieter, Verträge, Vereinbarungen, Ideen, Forschung, Technologie, Erfindungen, Know-How, Methoden, Produkte, Techniken, urheberrechtlich geschützte Werke, Designs, Systeme, Prozesse, Softwareprogramme, Projekt, Daten, Angebotsstrategien, Konzepte, Analysen, Namen von Angestellten, Gehaltsdaten, Strategien und jegliche Vorkommnisse bei der Gesellschaft, die als vertraulich oder als im Eigentum der Gesellschaft befindlich angesehen werden könnten.

transactions or specific affairs of the Company or of the DMC Group companies and he will not use any such information for his own benefit or for the benefit of others. Such confidential information specifically includes, but is not limited to, Company's or the DMC Group companies' intellectual property, clientele, price lists, pricing methods, marketing, plans, customer contacts, supplier/vendor lists, contracts, agreements, ideas, research, technology, inventions, know-how, methods, products, techniques, works of author-ship, designs, systems, processes, software programs, projects, data, proposal strategies, concepts, analysis, names of employees, salary data, procedural/tactical approaches to areas of the business, strategic business decisions, and any other matters which may be considered confidential or proprietary to the Company.

2. Für jeden Fall des Verstoßes gegen diese Verpflichtung zahlt der Geschäftsführer der Gesellschaft eine Vertragsstrafe von EUR 100.000,00. Weiter gehende Ansprüche der Gesellschaft bleiben hiervon unberührt.

2. In every case of infringement of this obligation of secrecy the Managing Director shall pay to the Company a contractual penalty in the amount of EUR 100,000.00. Any claims for further damages shall not be affected hereby.

3. Der Geschäftsführer wird der Gesellschaft während des Bestehens dieses Vertrags auf Anforderung, bei seinem Ausscheiden aus diesem Anstellungsverhältnis unaufgefordert alles Gesellschaftseigentum und alle in seinem Besitz befindlichen, die Gesellschaft oder die ihr verbundenen Unternehmen be-

3. During the term of this Agreement upon request and at the end of the term of this Agreement without request, the Managing Director shall return to the Company all Company property and any documentation in his possession which relates to the Company or to its affiliates, in particular all notes, memoranda,

treffenden Unterlagen – insbesondere alle Notizen, Aufzeichnungen, Zeichnungen, Protokolle, Berichte, Akten und andere ähnliche Dokumente (sowie Kopien oder sonstige Reproduktionen hiervon) zurückgeben. Sinngemäß gilt das Gleiche für nichtkörperliche Informationen und Materialien, z.B. Computerprogramme und auf Disketten gespeicherte Daten.

4. Der Geschäftsführer erkennt an, dass die vorgenannten Unterlagen alleiniges Eigentum der Gesellschaft oder ihr verbundener Unternehmen sind. Der Geschäftsführer hat an den genannten Unterlagen kein Zurückbehaltungsrecht.

drawings, protocols, reports, files and other similar documentation (as well as copies or other reproductions thereof). Accordingly, the same applies to non-tangible information and material, for example computer programs or data stored on discs or the like.

4. The Managing Director recognizes that the documentation referred to above is the sole property of the Company or its affiliates. The Managing Director has no right of retention with respect thereto.

§ 12
Urheber- und sonstige Schutzrechte

1. Für Erfindungen des Geschäftsführers gelten die Bestimmungen des "Gesetzes über die Arbeitnehmererfindungen" und die dazu ergangenen Richtlinien in der jeweils gültigen Fassung entsprechend.
2. Die Rechte des Geschäftsführers aus Erfindungen während der Geltung des früheren Geschäftsführervertrages bleiben unberührt.

Section 12
Copyrights and other Intellectual Property Rights

1. For all inventions of the managing director the "Employee inventions act" and the directives to that act in the relevant version apply.
2. The claims and rights of the managing director resulting from inventions during the former managing director's agreement remain in effect.

§ 13
Laufzeit

1. Dieser Vertrag gilt ab dem 1. Januar 2020.
2. Er kann von jeder Partei unter Einhal-

Section 13
Duration

1. This Agreement is in effect as of January 1, 2020.
2. This Agreement can be terminated by

tung einer Frist von 6 Monaten ordentlich gekündigt werden. Das Recht der Parteien, diesen Vertrag aus wichtigem Grund fristlos zu kündigen, bleibt hiervon unberührt. Ein wichtiger Grund liegt für die Gesellschaft insbesondere vor, wenn der Geschäftsführer seine vertraglichen oder gesetzlichen Pflichten verletzt. Die Kündigung muss schriftlich erfolgen.

either party in observance of a notice period of 6 months *ordentliche Kündigung*). The right of the parties to terminate this Agreement for important reasons (*aus wichtigem Grund*) without notice shall thereby remain unaffected. In particular, such important reasons for the Company exist, if the Managing Director breaches his contractual or statutory obligations. Any notice of termination must be in writing.

3. Die Gesellschaft ist berechtigt, den Geschäftsführer während der Dauer dieses Vertrags, unter Fortzahlung des Festgehalts gemäß § 3 Absatz 1 dieses Vertrags, jedoch unter Anrechnung auf den Jahresurlaub, von der weiteren Tätigkeit für die Gesellschaft freizustellen, insbesondere im Fall eines Widerrufs seiner Ernennung als Geschäftsführer oder der Kündigung dieses Vertrags.

3. The Company is entitled to exempt the Managing Director during the term of the Agreement, while continuing to be paid the fixed salary under Section 3 paragraph 1 of this Agreement but offsetting the annual vacation, from continuing to engage in his activities for the Company, in particular in the event that his appointment as Managing Director is revoked or this Agreement is terminated.

§ 14
Verfallfristen

1. Alle Ansprüche einer Partei aus diesem Anstellungsvertrag und solche, die mit dem Anstellungsvertrag in Verbindung stehen, verfallen, wenn sie nicht innerhalb von zwölf Monaten nach Fälligkeit, spätestens jedoch zwölf Monate nach Beendigung dieses Vertrages gegenüber der jeweils anderen Partei zumindest in Textform geltend gemacht worden sind.

2. Lehnt die andere Partei den Anspruch ab oder erklärt sie sich nicht innerhalb

Section 14
Time-barring

1. All claims by one party arising out of the Managing Director's Agreement or any associated with the Managing Director's Agreement, shall be time-barred if they are not asserted against the other party at least in text form within twelve months of falling due, latest within twelve months after termination of this agreement.

2. If the other party refuses to recognize the claim or does not speak out within 2

von 2 Wochen nach der Geltendmachung des Anspruchs, so verfällt dieser, wenn er nicht innerhalb von zwölf Monaten nach der Ablehnung oder dem Fristablauf gerichtlich geltend gemacht wird.

weeks of asserting the claim, it shall become time-barred if not asserted in court within twelve months of being refused or the expiration of the deadline.

3. Ansprüche des Geschäftsführers auf den gesetzlichen Mindestlohn, gesetzliche Mindestengelte oder andere nach staatlichem Recht zwingende Mindestarbeitsbedingungen, und sonstige Ansprüche aus Gesetz, auf die nicht verzichtet werden kann, fallen nicht unter diese Ausschlussklausel.

3. This clause of exclusion shall not apply to the Managing Director's claims for the statutory minimum wage, statutory minimum emoluments or any other minimum conditions of employment mandatory under national law and other claims based on law which cannot be waived.

§ 15
Verschiedenes

Section 15
Miscellaneous

1. Mündliche Nebenabreden bestehen nicht. Änderungen und Zusätze zu diesem Vertrag - auch in Bezug auf diese Klausel - bedürfen zu ihrer Wirksamkeit der Schriftform.

1. No oral agreements have been made. Any changes or supplements to this Agreement - also in regard to this clause - must be made in writing to be effective.

2. Sollte eine Bestimmung dieses Vertrags ganz oder teilweise ungültig oder undurchsetzbar sein oder werden, so berührt dies nicht die Rechtsgültigkeit der übrigen Bestimmungen. In einem solchen Fall wird die ungültige oder undurchsetzbare Bestimmung durch eine gültige und durchsetzbare Bestimmung ersetzt, die dem Zweck der ungültigen oder undurchsetzbaren Bestimmung wirtschaftlich so genau wie möglich entspricht. Gleiches gilt entsprechend für Lücken in diesem Vertrag.

2. Should any of the provisions of this Agreement be or become invalid or impracticable in part or in full, this shall not affect the legal validity of the remaining provisions. In such a case, the invalid or impracticable provision shall be replaced by a valid and practicable provision corresponding economically as closely as possible to the purpose of the valid or impracticable provision. This shall also apply to any lacunae in this Agreement.

3. Dieser Vertrag unterliegt deutschem Recht. Ausschließlicher Gerichtsstand für alle sich in Verbindung mit der

3. This Agreement is governed by German law. The location of the registered office of the Company shall be the exclusive place

Durchführung dieses Vertrags ergebenden Streitigkeiten ist der Sitz der Gesellschaft.

of jurisdiction for any disputes arising in connection with the implementation of this Agreement.

4. Der Vertrag wird in deutscher und englischer Fassung ausgefertigt. Bei Unstimmigkeiten und Widersprüchen zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.

4. The Agreement is executed in both a German and an English version. In case of discrepancies or contradictions between the German and English versions, the German version shall prevail.

5. Die Vertragsparteien bekennen, eine schriftliche Ausfertigung dieses Vertrages erhalten zu haben.

5. The contractual parties acknowledge having received a written copy of this Agreement.

Troisdorf; den 27.05.2020

[signature]

DynaEnergetics Europe GmbH
represented by its managing director (*Geschäftsführer*) Achim Pabst

Wachtberg, den 26th May 2020.

[signature]

Ian Grieves